Exhibit 99.1
CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
FIRST QUARTER EARNINGS RESULTS; ISSUES SECOND
QUARTER EARNINGS GUIDANCE
ANAHEIM, CA/May 20, 2010 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) (the “Company”) today announced that net sales for the first quarter of fiscal 2010 ended May 1, 2010, were $190 million versus net sales of $223 million for the first quarter of fiscal 2009 ended May 2, 2009. Total Company same-store sales decreased 15% during the period.
For the first quarter of fiscal 2010, the Company reported a net loss of $31 million, or $(0.47) per share, compared to a net loss of $9 million, or $(0.13) per share, for the first quarter of fiscal 2009. Results for the first quarter of fiscal 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a non-GAAP basis, using a normalized 36.4% income tax rate, the Company’s net loss for the first quarter was $20 million, or $(0.30) per share.
The Company ended the quarter with cash of $57 million and no borrowings under its credit facility.
“Our first quarter results were at the higher end of our expectations led by improving trends in our Young Mens business and better than expected merchandise margins in both Young Mens and Juniors,” stated Gary H. Schoenfeld, President and Chief Executive Officer. “While having a lot still to accomplish, we continue to be optimistic about the prospects for sequential quarterly improvements and achieving the targets we outlined at the beginning of the year.”
Financial Outlook for Second Quarter of Fiscal 2010
The Company expects to report a GAAP net loss per share of $(0.35) to $(0.45) for the second quarter of fiscal 2010 which will reflect the continuing impact of maintaining a valuation allowance against deferred tax assets and a very low effective tax rate. On a non-GAAP basis, using a normalized income tax rate of approximately 36% to 37%, the Company expects a net loss of $(0.22) to $(0.28) per share for the second quarter of fiscal 2010. The forecasted second quarter GAAP earnings range is based on the following significant assumptions:
•	Same-store sales decline of 9% to 14%;

•	Gross margin rate, including buying, distribution and occupancy costs, of 21% to 24%;
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

•	SG&A expenses in the range of $72 million to $75 million;

•	As the Company no longer records income tax benefits against its operating losses, tax expense will be approximately $300,000 due to taxable income projected to be generated in certain state and local tax jurisdictions.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading specialty retailer rooted in the California lifestyle. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of May 1, 2010, the Company operated 758 PacSun stores and 125 PacSun Outlet stores for a total of 883 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern time to review the results. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 74311650. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, August 18, 2010.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements by Mr. Schoenfeld in the fourth paragraph and all statements under the heading “Financial Outlook for Second Quarter of Fiscal 2010.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	First Quarter Ended
	05/01/10	05/02/09
Net sales	$190,308	$223,465
Gross margin	42,466	61,274
SG&A expenses	73,154	76,769

Operating loss	(30,688)	(15,495)
Other expense, net	2	229

Loss before income taxes	(30,690)	(15,724)
Income tax expense/(benefit)	338	(6,981)

Net loss	$(31,028)	$(8,743)

Net loss per share:
Basic	$(0.47)	$(0.13)

Diluted	$(0.47)	$(0.13)

Weighted average shares outstanding:
Basic	65,837,928	65,207,991

Diluted	65,837,928	65,207,991

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	05/01/10	01/30/10	05/02/09
ASSETS
Current assets:
Cash and cash equivalents	$56,632	$93,091	$32,274
Inventories	106,622	89,665	115,518
Other current assets	15,630	16,166	49,601

Total current assets	178,884	198,922	197,393
Property and equipment, net	233,226	249,000	312,896
Other long-term assets	29,097	29,296	46,809

Total assets	$441,207	$477,218	$557,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,885	$38,481	$53,913
Other current liabilities	36,763	43,742	39,161

Total current liabilities	79,648	82,223	93,074
Deferred lease incentives	36,386	39,207	49,155
Deferred rent	20,974	21,396	22,730
Other long-term liabilities	27,516	27,714	29,244

Total liabilities	164,524	170,540	194,203
Total shareholders’ equity	276,683	306,678	362,895

Total liabilities and shareholders’ equity	$441,207	$477,218	$557,098

3450 East Miraloma Avenue •Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	First Quarter Ended
	05/01/10	05/02/09
Cash flows from operating activities:
Net loss	$(31,028)	$(8,743)
Depreciation and amortization	14,029	17,099
Asset impairment	5,467	1,992
Non-cash stock based compensation	1,171	955
Tax deficiencies related to exercise of stock options	—	(1,297)
Loss on disposal of property and equipment	55	—
Changes in operating assets and liabilities:
Inventories	(16,957)	(8,313)
Accounts payable and other current liabilities	(2,505)	387
Other assets and liabilities	(2,644)	10,528

Net cash (used in)/provided by operating activities	(32,412)	12,608

Cash flows from investing activities:
Capital expenditures	(3,960)	(8,813)
Proceeds from sale of land	—	3,705

Net cash used in investing activities	(3,960)	(5,108)

Cash flows from financing activities:
Net repayments under long-term leases	(87)	(2)

Net cash used in financing activities	(87)	(2)

Net (decrease)/increase in cash and cash equivalents	(36,459)	7,498
Cash and cash equivalents, beginning of period	93,091	24,776

Cash and cash equivalents, end of period	$56,632	$32,274

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	05/01/10	05/02/09
Stores open at beginning of period	894	932
Stores opened during the period	2	—
Stores closed during the period	(13)	(5)

Stores open at end of period	883	927

	05/01/10		05/02/09
		Square Footage		Square Footage
	# of Stores	(000s)	# of Stores	(000s)
PacSun stores	758	2,916	801	3,073
PacSun Outlet stores	125	505	126	505
Total stores	883	3,421	927	3,578
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	First Quarter Ended
	05/01/10	05/02/09
GAAP net loss	$(31,028)	$(8,743)
Valuation allowance	11,509	—

Non-GAAP net loss	$(19,519)	$(8,743)

GAAP net loss per share	$(0.47)	$(0.13)
Valuation allowance	0.17	—

Non-GAAP net loss per share	$(0.30)	$(0.13)

Shares used in calculation	65,837,928	65,207,991

Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the
second quarter of
fiscal 2010
GAAP net loss per share guidance	$(0.35) - $(0.45)
Income tax benefit, excluding valuation allowance[1]	$0.13 - $0.17

Non-GAAP net loss per share guidance	$(0.22) - $(0.28)

[1]	The Company assumed a normalized effective income tax rate of approximately 36% to 37% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2010 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated May 20, 2010 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the first quarter of fiscal 2010 and non-GAAP net loss per share guidance for the second quarter of fiscal 2010. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000